EXHIBIT 99.1


             Q2 REVENUE $5.9 BILLION, Q2 EARNINGS PER SHARE $0.66
                       $1.7 billion stock buyback in Q2

SANTA CLARA, Calif., July 14, 1998 - Intel Corporation announced second quarter revenue of $5.9 billion and earnings of $1.2 billion or $0.66 per share.
Second quarter revenue was essentially flat with second quarter 1997 revenue of $6.0 billion and with first quarter 1998 revenue of $6.0 billion. Revenue in the Americas and Japan was higher sequentially and Asia-Pacific was relatively flat with the first quarter of 1998, while Europe was lower in the second quarter.
      Net income in the second quarter was $1.2 billion, down 29 percent from second quarter 1997 net income of $1.6 billion, and down 8 percent from first quarter 1998 net income of $1.3 billion. Net income in the first quarter of 1998 included a non-deductible charge of approximately $165 million, or $0.09 per share, for in-process research and development associated with the acquisition of Chips and Technologies, Inc.
      Earnings per share in the second quarter declined to $0.66 from $0.92 in the second quarter of 1997, a decrease of 28 percent. Earnings per share in the second quarter were down 8 percent from $0.72 in the first quarter of 1998, after the charge associated with the acquisition of Chips and Technologies, Inc.
      "Despite a difficult environment for the computing industry, Intel has made significant strides toward increased productivity, just as we have worked to renew growth," said Dr. Craig R. Barrett, President and Chief Executive Officer. "We have cut costs, extended our product line, and are ahead of schedule in using new manufacturing processes. As a result, we have increased Intel's competitiveness substantially."
      "In addition, the gains from our segmentation strategy are becoming clear," continued Barrett. "With the recent launch of two new brands, the Intel(R) Celeron(TM) processor and the Pentium(R) II Xeon(TM) processor, and the acquisition of the StrongARM(TM) products, Intel has rapidly expanded its product line to all segments."
     During the quarter, the company paid its regular quarterly cash dividend of $0.03 per share. The dividend was paid on June 1, 1998 to stockholders of record on May 1, 1998. Intel has paid a regular quarterly cash dividend for over five years.
     In the second quarter, the company repurchased a total of 22.2 million shares of common stock at a cost of $1.7 billion under an ongoing program. Since the program began in 1990, the company has repurchased 257.7 million shares at a total cost of $10.4 billion.

                              BUSINESS OUTLOOK
                              ----------------

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

** The company expects revenue for the third quarter of 1998 to be flat to slightly up from second quarter revenue of $5.9 billion. Consistent with the company's earlier expectations, second half revenue is expected to be greater than the first half revenue.
** Gross margin percentage in the third quarter of 1998 is expected to be up a couple of points from 49 percent in the second quarter. Intel's gross margin expectation for the full year 1998 is unchanged at 52 percent, plus or minus a few points. In the short-term, Intel's gross margin percentage varies primarily with revenue levels and product mix.
** The company believes that over the long-term, the gross margin percentage will be 50 percent plus or minus a few points. Intel's long-term gross margin percentage will vary depending on product mix.
** Expenses (R&D plus MG&A) in the third quarter of 1998 are expected to be approximately 3 to 5 percent higher than second quarter expenses of $1.3 billion. Expenses are dependent in part on the level of revenue.

** The company has made progress in the second quarter in reducing headcount. The timeframe to complete the reduction by approximately 3,000 employees, primarily through attrition, has been extended by one quarter to the end of the year. The company reduced headcount by approximately 750 people, excluding approximately 1,800 people added as the result of the acquisition of Digital Equipment Corporation's semiconductor manufacturing operations.
** R & D spending is expected to be approximately $2.8 billion for 1998, including the approximately $165 million for in-process R&D associated with the acquisition of Chips and Technologies, Inc. in the first quarter.
** The company expects interest and other income for the third quarter of 1998 to be approximately $145 million assuming no significant changes in interest rates or expected cash balances, and no unanticipated items.
** The tax rate for the remaining quarters of 1998 is expected to be 33.0 percent.
** Capital spending for 1998 is now expected to be approximately $4.5 to $4.7 billion, flat to slightly up from $4.5 billion in 1997, but down from the previous guidance for the year of approximately $5.0 billion. The acceleration of 0.18 micron manufacturing process technology in 1999 allows the company to reduce spending on current generation technology. The current estimate includes the acquisition of the capital assets of Digital Equipment Corporation's semiconductor manufacturing operations.
** Depreciation is expected to be approximately $2.9 billion for 1998. Depreciation in the third quarter of 1998 is expected to be approximately
$760 million.

     The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; excess or obsolete inventory and variations in inventory valuation; timing of software industry product introductions; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; costs or charges associated with excess manufacturing capacity; the ability to successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended March 28, 1998 (Part I, Item 2, Outlook section).



                                INTEL CORPORATION
                    CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                     (In millions, except per share amounts)

INCOME                                     Three Months Ended              Six Months Ended
                                        ------------------------        ----------------------
                                         June 27,      June 28,          June 27,    June 28,
                                           1998          1997              1998        1997
                                         --------      --------          --------    --------
NET REVENUE                              $  5,927      $  5,960          $ 11,928    $ 12,408
Cost of sales                               3,027         2,343             5,776       4,650
Research and development                      623           575             1,218       1,156
Marketing, general and administrative         671           704             1,382       1,397
Purchased in-process research
  and development                               -             -               165           -
                                         --------      --------          --------    --------
Operating costs and expenses                4,321         3,622             8,541       7,203
                                         --------      --------          --------    --------
OPERATING INCOME                            1,606         2,338             3,387       5,205
Interest and other                            144           212               344         420
                                         --------      --------          --------    --------
INCOME BEFORE TAXES                         1,750         2,550             3,731       5,625
Income taxes                                  578           905             1,286       1,997
                                         --------      --------          --------    --------
NET INCOME                               $  1,172      $  1,645          $  2,445    $  3,628
                                         ========      ========          ========    ========
BASIC EARNINGS PER SHARE                 $   0.69      $   1.01          $   1.47    $   2.22
                                         ========      ========          ========    ========
DILUTED EARNINGS PER SHARE               $   0.66      $   0.92          $   1.38    $   2.02
                                         ========      ========          ========    ========

COMMON SHARES OUTSTANDING                   1,691         1,635             1,666       1,636
COMMON SHARES ASSUMING DILUTION             1,769         1,797             1,772       1,798

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
BALANCE SHEET                                            At                At           At
                                                      June 27,          March 28,    Dec. 27,
                                                        1998              1998         1997
                                                     ---------          ---------   ---------
CURRENT ASSETS
Cash and short-term investments                      $   7,698          $  10,609   $   9,927
Accounts receivable                                      3,126              3,092       3,438
Inventories:
  Raw materials                                            250                254         255
  Work in process                                          988              1,035         928
  Finished goods                                           465                532         514
                                                     ---------          ---------   ---------
                                                         1,703              1,821       1,697
                                                     ---------          ---------   ---------
Deferred tax assets and other                              841                750         805
                                                     ---------          ---------   ---------
  Total current assets                                  13,368             16,272      15,867

Property, plant and equipment, net                      12,003             11,137      10,666
Long-term investments                                    2,040              2,082       1,839
Other assets                                             1,007                738         508
                                                     ---------          ---------   ---------
  TOTAL ASSETS                                       $  28,418          $  30,229   $  28,880
                                                     =========          =========   =========
CURRENT LIABILITIES
Short-term debt                                      $     242          $     365         322
Accounts payable and accrued liabilities                 3,445              3,454       4,017
Deferred income on shipments to distributors               391                516         516
Income taxes payable                                       176              1,519       1,165
                                                     ---------          ---------   ---------
  Total current liabilities                              4,254              5,854       6,020
LONG-TERM DEBT                                             472                441         448
DEFERRED TAX LIABILITIES                                 1,248              1,164       1,076
PUT WARRANTS                                               711              1,185       2,041

STOCKHOLDERS' EQUITY
Common Stock and
 capital in excess of par value                          4,853              4,955       3,311
Retained earnings                                       16,880             16,630      15,984
                                                     ---------          ---------   ---------
 Total stockholders' equity                             21,733             21,585      19,295
                                                     ---------          ---------   ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $  28,418          $  30,229   $  28,880
                                                     =========          =========   =========